Exhibit 4.5.2

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of September 14, 2011 (this “Supplemental Indenture”), between YRC Worldwide Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the subsidiaries party thereto, as guarantors (the “Guarantors”), and the Trustee executed and delivered an Indenture, dated as of July 22, 2011 (the “Indenture”), providing for the issuance of an aggregate principal amount of up to $100,000,000 of the Company’s 10% Series B Convertible Senior Secured Notes due 2015 (the “Securities”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, the Company has heretofore issued $100,000,000 in aggregate principal amount of the Securities under the Indenture;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee together may amend or supplement the Indenture or the Securities without notice to or consent of any Securityholder or Guarantor, among other things, to (i) cure any ambiguity, defect or inconsistency or (ii) to make any changes that would provide the holders of Securities with any additional rights or benefits;

WHEREAS, the Company proposes to amend the Indenture as hereinafter in this Supplemental Indenture provided;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary action on the part of the Company;

WHEREAS, the Company has requested that the Trustee join in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

AMENDMENT

Section 1.1 Amendment to Section 5.01 of the Indenture. Section 5.01 of the Indenture is hereby amended by adding the following sentence as a new paragraph to Section 5.01 of the Indenture to come immediately prior to the final paragraph of such Section:

“Notwithstanding the foregoing, clause (d) of this Section 5.01 shall not be applicable to the Merger (as defined in the Restructuring Agreement).”

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture and the Securities shall be amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 2.2 Indenture Remains in Full Force and Effect. Except as amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as amended by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Supplemental Indenture or the Indenture by the TIA, the required provision shall control.

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, the Guarantors and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

Section 2.8 Successors. All agreements of the Company in this Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor, subject to Section 7.07 of the Indenture.

Section 2.9 Acceptance by Trustee. The Trustee accepts the amendment to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATION LAW §5-1401 AND ANY SUCCESSOR THERETO).

Section 2.12 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by telecopy or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Supplemental Indenture.

Section 2.13 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not those of the Trustee and the Trustee assumes no responsibility for their correctness.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

YRC WORLDWIDE INC.

By:	/s/ Christopher C. Wren
	Name:	Christopher C. Wren
	Title:	Senior Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ George J. Rayzis
	Name:	George J. Rayzis
	Title:	Vice President